EXHIBIT 99.9 (a)(xi)



DATE:             November 14, 1997                           Maxcor Financial
                                                             -------------------
FROM:                                        FOR:
Andrew Edson & Associates, Inc.              Maxcor Financial Group Inc.
79 Madison Avenue, 3rd Floor                 Two World Trade Center, 84th Floor
New York, NY 10016                           New York, NY 10048
(212) 213-7636                               (212) 748-7000
Andrew S. Edson                              Gilbert Scharf


FOR IMMEDIATE RELEASE

MAXCOR FINANCIAL GROUP INC.
EXTENDS ITS COMMON STOCK FOR WARRANT EXCHANGE OFFER

         NEW YORK, November 14 - Maxcor Financial Group Inc. (NASDAQ: MAXF) announced this morning that it has extended, until 5:00 p.m. today, its offer to exchange 0.1667 of a share of its common stock for each and every of its outstanding redeemable common stock purchase warrants (the "Exchange Offer"). All other terms and conditions of the Exchange Offer, the full details of which are set forth in the Company's prospectus dated October 16, 1997 and related letter of transmittal, otherwise remain unchanged.

         The Exchange Agent has advised the Company that, as of midnight on November 13, 1997, the original expiration date of the Exchange Offer, an aggregate of 14,179,712 warrants, or approximately 94.4% of the outstanding warrants, had been validly tendered and not withdrawn (including 387,876 warrants tendered pursuant to guaranteed delivery procedures).

         Further tenders of warrants may be made directly to the Exchange Agent as follows:

         By  Hand
         Continental  Stock  Transfer  &  Trust  Company
         2 Broadway, 19th Floor New York, NY 10004
         Attn: Reorganization Department

         By Facsimile (For eligible institutions only)
         (212) 509-5150 or 5152 (Confirm by telephone at (212) 509-4000, x535).

         Questions and requests for assistance or additional copies of the Exchange Offer materials may be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer. Holders of warrants may also contact their broker, dealer or other nominee for assistance concerning the Exchange Offer.



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